NEWS RELEASE
Contact: Scott Lamb 208-665-0777

COEUR RECEIVES RULING ON KENSINGTON GOLD MINE

COEUR D’ALENE, Idaho — March 17, 2007 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX: CDM) reports that, on March 16, the United States Ninth Circuit Court of Appeals announced a ruling in the Kensington gold mine permit challenge. In the Court Order, the Ninth Circuit said it is reversing a lower federal court decision and vacating the permits associated with a tailings facility at the Kensington gold mine in Alaska. Coeur Alaska had obtained its Section 404 Army Corps of Engineers permit in 2005 for the placement of fill material at the mine, which is currently under construction.

Coeur’s Chairman, President and Chief Executive Officer Dennis E. Wheeler, said, “We are surprised and disappointed in the Court’s announcement and what it might mean for the over 400 Kensington workers and the economy of Southeast Alaska. We followed the rules and established process set by the regulatory agencies involved to obtain this permit. As a result, we are simply at a loss to explain the basis for the Court’s decision. Once the Court releases a full explanation of its ruling, the company will consider all options of appeal.”

Wheeler continued, “In a public statement issued yesterday, the plaintiffs expressed the hope of working with Coeur on possible solutions to this issue. Separate and apart from any possible appeal of the Court order, we intend to take them up on that offer.”

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania.

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.